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Travelzoo Exits Loss-Making Asia Pacific Business / Focuses on Highly Profitable Business in North America and Europe

NEW YORK, March 10, 2020 — Travelzoo® (NASDAQ: TZOO), an Internet media company that publishes exclusive offers and experiences for members, today announced it will exit its business in Asia Pacific this week. The Asia Pacific business segment has incurred losses for several years.

Holger Bartel, Global CEO, said: “In our communications to investors over the last two years, we have consistently explained we will exit Asia Pacific if we cannot create shareholder value from this business activity by 2020. Unfortunately, the uncertainty about economies in Asia Pacific does not, in our opinion, allow us currently to deliver the shareholder value within the promised timeline and without further operating losses from this segment. We do not expect this exit to have any negative impact on our continued business. We will focus on growing our very profitable businesses in North America and Europe, where we see strong interest from our members in travel deals. The Asia Pacific exit will also allow us to concentrate on the introduction of the recently acquired and profitable Jack’s Flight Club subscription service to Travelzoo members.”

In 2019, Asia Pacific accounted for 5.7% of Travelzoo’s global revenue. In the same period, Travelzoo’s loss per share from Asia Pacific was -$0.67, offsetting most of the positive contribution of earnings per share (EPS) of $1.01 from North America and Europe. As a result of the discontinuation of the Asia Pacific business segment, Travelzoo expects its EPS to increase by approximately 200% this year.

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We look forward to bringing investors updates on our progress.

About Travelzoo
Travelzoo® provides our 30 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 20 years we have worked in partnership with more than 5,000 top travel suppliers—our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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